UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CONSECO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Conseco, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

SUPPLEMENT TO THE

PROXY STATEMENT DATED APRIL 14, 2010

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2010

May 3, 2010

To the Shareholders of Conseco, Inc.:

On or about April 15, 2010, Conseco, Inc. (the “Company”) mailed a proxy statement to its Shareholders describing the maters to be voted on at the annual meeting to be held on May 11, 2010, including the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to preserve the value of the Company’s net operating losses by prohibiting certain transfers of stock through December 31, 2013. After mailing the proxy statement, the Company was informed by RiskMetrics that it objects to the Charter Amendment because it gives the Board of Directors (the “Board”) the authority to extend such date.

Consequently, on May 3, 2010, the Board of the Company approved an amendment to the Charter Amendment to eliminate the Board’s authority to extend the expiration date of the transfer restrictions. The Charter Amendment was filed as Annex A to the Proxy Statement. The text of Section 12(b) of the Charter Amendment, as amended, is set forth below:

12(b) Nothing contained in this ARTICLE FIFTEEN shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its Shareholders in preserving the Tax Benefits; provided that the Board of Directors shall not extend the Expiration Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this ARTICLE FIFTEEN, (iii) modify the definitions of any terms set forth in this ARTICLE FIFTEEN or (iv) modify the terms of this ARTICLE FIFTEEN as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

The amended Charter Amendment will be presented for Shareholder approval at the Company’s Annual Meeting of Shareholders to be held on Tuesday, May 11, 2010.

In connection with the Board’s committee structure, Mr. Hilliard is no longer serving on the Human Resources and Compensation Committee and the Governance and Strategy Committee. In addition, Mr. Tokarz has informed the Company that, as of the date of the Annual Meeting of Shareholders, he will not be a director of Dakota Growers Pasta Companies, Inc.

If a Shareholder returns his or her proxy card or votes via the Internet or by telephone at any time (either prior to or after the date of this supplement) indicating a vote in favor of the Charter Amendment, such vote will constitute a vote in favor of the Charter Amendment, as amended. If any Shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such Shareholder may revoke his or her proxy before it is voted at the Annual Meeting of Shareholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot. Each director nominee will be elected if the number of votes “for” exceeds the number of votes “against” such nominee.

If any Shareholder would like a new proxy or has any questions, he or she should contact Karl W. Kindig, Secretary, 11825 N. Pennsylvania Street, Carmel, IN 46032, at (317) 817-2893.

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